Exhibit 99.1

 Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609-683-5900

CHURCH & DWIGHT REPORTS THIRD QUARTER EARNINGS OF $0.69 PER SHARE
Q3 EPS $0.73 Excluding Plant Restructuring Charge
Affirms Full Year 2008 EPS Guidance of $2.83 to $2.85

PRINCETON, NJ, November 4, 2008 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended September 26, 2008 of $49.0 million or $0.69 per share, compared to last year’s reported net income of  $51.7 million or $0.75 per share.  This year’s third quarter earnings were $0.73 per share, excluding the previously announced restructuring charges of $0.04 per share related to a plant closing in 2009.  This year’s third quarter earnings also reflect the divestiture of a subsidiary in Spain which resulted in a $3.5 million pretax loss included in selling, general and administrative expenses, offset by a $4.0 million tax benefit related to the divestiture.  Last year’s third quarter earnings of $0.75 per share included a gain on the sale of property ($0.04 per share) and a tax benefit related to the reduction of tax liabilities ($0.02 per share).

Third Quarter Review

Net sales for the quarter increased 8.7% to $630.7 million.  Organic net sales increased by approximately 4% for the quarter, which excludes the impact of foreign exchange and the impact of acquisitions and divestitures.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our results in the third quarter. These results reflect continued strong organic revenue growth, an increase in gross margin, tight management of overhead costs and increased marketing spending in support of our major brands.  Our organic revenue growth was driven by price increases, new products and increased distribution on key brands. During the quarter we completed our acquisition of the net assets of the Del Pharmaceuticals, Inc. over-the-counter businesses from Coty Inc. and are pleased so far with the business results and the integration process. We expect full year 2008 organic revenue growth to exceed our 3% to 4% goal and the increase in gross margin for the full year to exceed our 100 basis point goal.”

Consumer Domestic sales in the third quarter were $444.7 million, a $39.4 million or 9.7% increase over the prior year’s third quarter sales. The quarter includes sales for the recently acquired businesses from Coty.  Sales of XTRA® Liquid Laundry Detergent, ARM & HAMMER® Liquid Laundry Detergent, OXICLEAN® Powder, ARM & HAMMER® Powder Laundry Detergent, ARM & HAMMER Dental Care Toothpaste and ARM & HAMMER Super Scoop® Cat Litter were all higher than last year’s third quarter.  Sales of KABOOM® bathroom cleaners were lower than last year’s third quarter.

Consumer International sales in the third quarter were $112.6 million, a $4.6 million or 4.3% increase over the prior year’s third quarter sales.  Excluding the impact of foreign currency changes, Consumer International sales were down slightly due to higher sales in the prior year’s third quarter in advance of an announced price increase at a major European business.  Specialty Products sales increased $6.3 million or 9.4% over the prior year’s third quarter sales to $73.4 million primarily due to higher pricing in the animal nutrition and specialty chemicals businesses.  The quarterly sales growth of the Specialty Products division for the past four quarters has been bolstered by significant price surcharges that began in August 2007.

Gross margin increased to 39.8% in the third quarter compared to 39.5% in the same quarter last year.  Excluding the $4.3 million plant restructuring charge reflected in cost of sales, gross margin was 40.5%, which is a 100 basis points improvement from the prior year’s third quarter. The increase in gross margin reflects the impact of price increases, cost reduction programs, liquid laundry detergent concentration, the higher margins associated with the sales of products relating to the businesses acquired from Coty, and the completion of the manufacturing synergies relating to the businesses acquired from Orange Glo International, Inc. in 2006.  These factors were partially offset by higher commodity costs and hedging losses due to declining diesel prices.

Marketing expense was $79.7 million in the third quarter, a $10.0 million increase over the prior year’s third quarter.  The increased marketing spending was focused on the brands acquired from Coty as well as ARM & HAMMER and OxiClean brands. Marketing expense as a percentage of net sales increased 60 basis points to 12.6% in the quarter compared to 12.0% in last year’s third quarter.

Selling, general and administrative (SG&A) expense was $85.8 million in the third quarter, a $14.7 million increase over the prior year’s third quarter.  SG&A expense as a percentage of net sales was 13.6% in the quarter, 140 basis points higher than last year’s third quarter.  This year’s third quarter included a $3.5 million loss related to the divestiture of a subsidiary in Spain.  Excluding this loss, SG&A as a percentage of sales was 13.1%.  Last year’s third quarter included a $3.3 million gain on a property sale.  Excluding this gain, SG&A as percentage of sales was 12.8% last year. The remaining increase in SG&A expense is attributed to transition and amortization costs related to the Del acquisition, litigation costs and foreign currency translation.

Operating income was $85.5 million in the third quarter compared to $88.6 million in the prior year.  The third quarter operating income included a $4.3 million plant restructuring charge and a $3.5 million loss related to the divested subsidiary in Spain, while the prior year third quarter included a $3.3 million gain on a property sale.  Excluding those items, operating income for the quarter increased 9.0%.

Other expense increased to $13.4 million in the third quarter, compared to $11.2 million in the prior year’s third quarter, primarily due to $3.0 million of foreign exchange losses, partially offset by lower net interest expense.

The effective tax rate in the current quarter was 34.4% compared to 34.7% in the prior year’s third quarter.  This year’s tax rate included a tax benefit of $4.0 million related to the divestiture of the subsidiary in Spain.  The current quarter tax benefit had a minimal impact on third quarter earnings per share, as it was offset by the related $3.5 million loss on the sale included in SG&A.  Last year’s tax rate was favorably impacted by a reduction of tax liabilities.  The tax rates for the current quarter and year-to-date were negatively impacted by the expiration of the research tax credit.  The effective tax rate for the full year is expected to be approximately 36%, including the impact of the research tax credit which was recently reinstated by Congress.

Free Cash Flow and Net Debt

For the first nine months of 2008, the Company reported $222 million of net cash from operations compared to $159 million for the first nine months of 2007.  For the first nine months of 2008, the Company generated $179 million in free cash flow compared to $123 million in the prior year period.  Capital expenditures in the third quarter were $27 million and included over $19 million related to the new facility in York County, Pennsylvania.  The fourth quarter capital expenditures are expected to be $40-50 million of which approximately $24 million are related to this project.  The increase in free cash flow is primarily related to improved working capital management and higher net income. Free cash flow is defined as net cash from operations less capital expenditures.

At quarter-end, the Company had net debt of $706 million (total debt of $882 million less cash of $176 million) compared to net debt at December 31, 2007 of $606 million (total debt of $856 million less cash of $250 million).  Also at quarter-end, the Company had $100 million available from its $115 million accounts receivable securitization facility and $95 million undrawn from its $100 million revolving credit facility. The leverage ratio of total debt to Adjusted EBITDA (as defined in the Company’s principal credit agreement) is slightly higher than 2.0x for the twelve months ended September 26, 2008, which is at the lower end of the Company’s publicly stated range of 2.0x to 3.0x.

On August 15, 2008, the Company redeemed the $99.9 million outstanding principal amount of its 5.25% Senior Convertible Debentures due 2033 at 101.5% of the principal amount of the debentures, plus interest to the redemption date.  Holders of $99.9 million principal amount of the Debentures that were outstanding when the Debentures were called for redemption converted their Debentures into 3.2 million shares of Company common stock.

Price Increases

The Company announced several price increases in the third quarter including, ARM & HAMMER Liquid Laundry Detergent, XTRA Liquid Laundry Detergent, OxiClean Powder, SpinBrush, and ARM & HAMMER Dental Care.  These increases are scheduled to take effect in the fourth quarter of 2008. Earlier in the year, the Company implemented price increases for Trojan® condoms, ARM & HAMMER® Baking Soda, ARM & HAMMER Powder Laundry Detergent and Nice’n Fluffy Liquid Fabric Softener.  In addition, the Specialty Products business had previously raised prices on many of its products effective January 1, 2008.  In total, the announced price increases in 2008 have or will affect over 50% of the Company’s product portfolio, in terms of net sales.

New Product Activity

With respect to new products, Mr. Craigie commented, “The Company continues to deliver solid organic growth driven by an impressive pipeline of new and improved products that provide meaningful benefits to consumers.  As a result, we are confident the strong top-line growth will continue.  We plan to continue to support these household and personal care initiatives with an increase in marketing support in the fourth quarter of 2008.”

During the third quarter, the Company completed the final wave of shipments of concentrated liquid laundry detergent and is encouraged by the response of consumers.

Orajel® Acquisition

The Company completed its previously announced acquisition of the net assets of the Del Pharmaceuticals, Inc. over-the-counter businesses from Coty Inc. on July 7, 2008, including the Orajel oral analgesic brand and other over-the-counter brands for $380 million in cash.  The purchase price was financed with a $250 million addition to the Company’s bank credit facility and available cash.  To date, the businesses are meeting or exceeding the Company’s expectations.  In the third quarter, as expected, the Company incurred one-time integration costs and the amortization of the step-up of inventory to fair value as of the acquisition date.  The acquisition is expected to have a positive impact on 2008 earnings and is expected to be accretive to earnings and generate free cash flow in 2009.

New Manufacturing Plant and Distribution Center

The Company is progressing with its previously announced project to construct a new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania.  The Company expects to invest approximately $170 million in capital expenditures and cash transition expenses relating to the opening of the York County site and the related closing of the Company’s North Brunswick, N.J. complex.

The project resulted in charges in the third quarter of $4.3 million or $0.04 per share.  The project charges are expected to be similar in the fourth quarter of 2008 and reduce 2009 earnings by approximately $0.24 per share.  These charges relate primarily to accelerated depreciation of the North Brunswick complex, severance and other one-time costs associated with the closing of the operations.

Outlook for 2008

“Organic sales growth across all segments, gross margin expansion and marketing spending are expected to be strong in the fourth quarter of 2008.  Marketing programs will be focused on key brands and trademarks including ARM & HAMMER, Trojan, SpinBrush, OxiClean and First Response,” said Mr. Craigie.

With regard to the full year, Mr. Craigie said, “Due to our solid performance to date this year, the success of our new product launches and our gross margin increase, we are reaffirming our previously announced 2008 earnings per share estimate of $2.83 - $2.85, excluding the $0.08 of charges for the closing of the North Brunswick complex.  This represents a 15% to 16% increase over 2007 results.”

Expectations for 2009

The Company expects to meet or exceed all of its stated long-term goals in 2009 including organic sales growth of 3% to 4%, 100 basis points increase in gross margin and 60 to 70 basis point improvement in operating margin. The Company will provide its specific 2009 guidance in February 2009, consistent with past practice.

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As previously reported, at its October 29th Board meeting, the Company declared a quarterly dividend of $0.09 per share.  The dividend will be payable December 1, 2008 to stockholders of record at the close of business on November 10, 2008. This is the Company’s 431st regular quarterly dividend.

Church & Dwight will host a conference call to discuss third quarter 2008 results on Tuesday, November 4, 2008 at 10:00 a.m. (ET).  To participate, dial in at 800-510-9836, access code: 33039583.  A replay will be available two hours after the call at 888-286-8010, access code: 62027675.  Also, you may participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements including, among others, statements relating to short- and long-term financial objectives, sales and earnings growth, margin improvement, price increases, marketing spending, new product introductions, consumer demand for the Company’s products, the impact of the shift to concentrated liquid laundry detergent, the effective tax rate, capital expenditures, the impact on earnings and free cash flow of the Orajel acquisition and its integration into the Company, the impact of the new laundry facility in York County, PA, the impact of the closure of the Company’s North Brunswick, NJ complex, levels of SG&A, available credit lines and earnings per share.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include a change in market growth and consumer demand (including the effect of political and economic events on consumer demand); unanticipated changes in raw material and energy prices; adverse developments affecting the financial condition of major customers and suppliers; competition; consumer reaction to new product introductions and features; and the outcome of contingencies, including litigation, pending regulatory proceedings and environmental remediation.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007
Net Sales	$630,672	$580,438	$1,777,498	$1,641,245
Cost of sales	379,578	351,031	1,059,818	995,269
Gross profit	251,094	229,407	717,680	645,976
Marketing expenses	79,740	69,700	212,395	181,654
Selling, general and administrative expenses	85,806	71,092	245,092	217,014
Income from Operations	85,548	88,615	260,193	247,308
Equity in earnings of affiliates	2,443	1,797	6,975	5,817
Other income (expense), net	(13,351)	(11,193)	(29,670)	(37,348)
Income before minority interest and taxes	74,640	79,219	237,498	215,777
Income taxes	25,651	27,512	86,546	78,450
Minority Interest	--	(9)	7	(21)
Net Income	$48,989	$51,716	$150,945	$137,348
Net Income per share - Basic	$0.72	$0.78	$2.25	$2.09
Net Income per share - Diluted	$0.69	$0.75	$2.16	$2.00
Dividend per share	$0.09	$0.08	$0.25	$0.22
Weighted average shares outstanding - Basic	68,400	65,913	67,106	65,762
Weighted average shares outstanding - Diluted	71,271	70,341	71,045	70,225

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Sept. 26, 2008	Sept. 28, 2007
Assets
Current Assets
Cash, equivalents and securities	$175,689	$178,486
Accounts receivable	263,680	271,802
Inventories	221,867	220,150
Other current assets	34,156	17,346
Total Current Assets	695,392	687,784
Property, Plant and Equipment (Net)	349,634	346,850
Equity Investment in Affiliates	10,035	9,985
Tradenames and other intangibles	826,817	670,818
Goodwill	870,986	688,537
Other Long-term assets	89,812	76,582
Total Assets	$2,842,676	$2,480,556
Liabilities and Stockholders' Equity
Short-Term Debt	$79,742	$150,674
Other Current Liabilities	333,935	311,539
Total Current Liabilities	413,677	462,213
Long-Term Debt	801,954	715,830
Other Long-Term Liabilities	291,974	273,288
Stockholders' Equity	1,335,071	1,029,225
Total Liabilities and Stockholders' Equity	$2,842,676	$2,480,556

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in thousands)	Sept. 26, 2008	Sept. 28, 2007
Net Income	$150,945	$137,348
Depreciation and Amortization	52,018	43,097
Deferred Income Taxes	9,405	21,284
Gain on Asset Sale	(4,184)	(3,325)
Asset Impairment Charges and Other Asset Write-Offs	7,498	2,123
Non Cash Compensation	9,331	8,991
Other	293	(2,556)
Changes in Assets and Liabilities:
Accounts Receivable	(12,294)	(34,573)
Inventories	(7,617)	(21,760)
Prepaid Expenses and Other Current Assets	(8,950)	(525)
Accounts Payable and Accrued Expenses	16,606	2,811
Income Taxes Payable	8,436	11,620
Excess Tax Benefits on Stock Options Exercised	(5,547)	(5,509)
Other liabilities	6,189	233
Net cash from operations	222,129	159,259
Capital expenditures	(43,621)	(36,235)
Proceeds from sale of assets	15,617	7,213
Acquisition	(383,241)	--
Other	325	(647)
Net cash (used in) investing activities	(410,920)	(29,669)
Net changes in debt	125,627	(66,881)
Payment of dividends	(16,811)	(14,464)
Stock option related	16,050	15,876
Deferred financing costs	(8,356)	(246)
Net cash provided by (used in) financing activities	116,510	(65,715)
F/x impact on cash	(1,839)	4,135
Net change in cash and investments	$(74,120)	$68,010
Free cash flow	$178,508	$123,024

FREE CASH FLOW = Net Cash from Operations less Capital Expenditures

SUPPLEMENTAL INFORMATION

Third Quarter and YTD 2008 and 2007 Product Line Net Sales

	Three Months Ended			Percent
	9/26/2008	9/28/2007		Change
Household Products	$278.6	$260.2	*	7.1%
Personal Care Products	166.1	145.1		14.5%
Consumer Domestic	444.7	405.3		9.7%
Consumer International	112.6	108.0	*	4.3%
Total Consumer Net Sales	557.3	513.3		8.6%
Specialty Products Division	73.4	67.1		9.4%
Total Net Sales	$630.7	$580.4		8.7%

	Nine Months Ended			Percent
	9/26/2008	9/28/2007		Change
Household Products	$787.9	$741.4	*	6.3%
Personal Care Products	451.2	417.1		8.2%
Consumer Domestic	1,239.1	1,158.5		7.0%
Consumer International	325.1	296.5	*	9.6%
Total Consumer Net Sales	1,564.2	1,455.0		7.5%
Specialty Products Division	213.3	186.2		14.6%
Total Net Sales	$1,777.5	$1,641.2		8.3%

*
Reflects a change in organization structure relating to certain U.S. export sales that became the responsibility of Consumer International effective January 1, 2008.  The third quarter and nine months 2007 net sales have been adjusted to reflect this for comparability.

The following discussion addresses the reconciliations in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Organic Growth

The press release provides information regarding organic growth, namely net sales adjusted to reflect the impact of acquired and divested businesses and the effect of foreign exchange changes.   Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

	Three Months Ended	Nine Months Ended
	9/26/2008	9/26/2008
Reported Growth	8.7%	8.3%
Less:
Acquisitions/Divestitures	(3.5%)	(1.0%)
FX	(1.0%)	(1.2%)
Organic Growth	4.2%	6.1%

Free Cash Flow

Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.